Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 0.00	0.0001531	$ 0.00
Fees Previously Paid	2	$ 76,621,115.10		$ 11,730.69
	Total Transaction Valuation:	$ 76,621,115.10
	Total Fees Due for Filing:			$ 11,730.69
	Total Fees Previously Paid:			$ 11,730.69
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	Calculated at $153.10 per $1,000,000 of the Transaction Value.

[2]	The transaction value is calculated as the aggregate maximum purchase price for Shares that could be purchased, based upon the shares outstanding and net asset value of the J.P. Morgan Access Multi-Strategy Fund, L.L.C. (the "Fund") as of January 31, 2025. The fee of $11,730.69 was paid in connection with the filing of the Schedule TO-I by the Fund (File No. 005-80235) on March 28, 2025 (the "Schedule TO"). This is the first amendment to the Schedule TO and is being filed to report the results of the Offer.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A